The Board of Directors and Stockholders
Shochet Holding Corp. and Subsidiary



We consent to the inclusion of our report dated December 6, 1999 with respect to the consolidated statement of financial condition of Shochet Holding Corp. and subsidiary as of January 31, 1999, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the two year period ended January 31, 1999, in the registration statement on Form SB-2 and to the reference to our firm under the heading "Expert" in the prospectus dated March 9, 2000.


                                                              KPMG LLP



New York, New York
March 9, 2000